Nelnet to Acquire Great Lakes Educational Loan Services

Industry-leading student loan servicers come together to enhance borrower experience.

Lincoln, NEB. October 19, 2017 - Nelnet (NYSE: NNI) announced today it has entered into a definitive and binding agreement with Great Lakes Higher Education Corporation to acquire 100% of the stock of their student loan servicing company, Great Lakes Educational Loan Services, Inc. (referred to as Great Lakes throughout this press release).

“This is a perfect match of two student loan servicing organizations with closely aligned values anchored on delivering unparalleled customer experiences,” said Jeff Noordhoek, Nelnet chief executive officer. “Great Lakes has a history of serving students and their families with integrity, high standards, and great service. We could not be more excited for them to join the Nelnet family.”

“We are bringing together 90 years of industry experience, including providing outstanding service to federal and private student loan borrowers, lenders, and schools. With our combined resources, we will take an approach that features best-in-class technology systems, proven operational capabilities, and customer experience innovations, to create a superior experience that ensures all borrowers find the best repayment options for their individual circumstances,” said Noordhoek. “Great Lakes and Nelnet now have the opportunity to transform student loan servicing for millions of borrowers, providing a consistent and unmatched borrower experience and the best technology for student loan servicing.”

Headquartered in Madison, Wisconsin, Great Lakes and its parent affiliated group have been helping students access higher education since 1967. Today, Great Lakes has 1,800 employees.

“Today is a great day for Great Lakes and our employees, and the customers we have the opportunity to serve,” said Jeff Crosby, Great Lakes chief executive officer. “Great Lakes and Nelnet have been leaders in student loan servicing for decades by focusing on operational excellence and by believing we can always do more to serve our customers. Our values and teams complement each other and I am confident we will be able to do even more to improve the lives of the borrowers, lenders, and schools we serve as a part of the same team.”

In 2009, Great Lakes and Nelnet were awarded contracts to service government-owned student loans on behalf of the U.S. Department of Education. These contracts are set to expire in June 2019.

After the transaction settles, Great Lakes and Nelnet will maintain their distinct brands, servicing operations, and operational teams, with Jeff Crosby leading Great Lakes as its chief executive officer, and each will continue to compete for new student loan volume under its respective existing contract with the Department of Education. Over time, shared services teams will integrate and support both the Great Lakes and Nelnet servicing operations.

Nelnet and Great Lakes have also been working together for almost two years to develop a new, world class servicing system for government-owned student loans through a joint venture. The servicing platform under development will utilize modern technology to effectively scale for additional volume, protect customer information, and support enhanced borrower experience initiatives. The efficiencies gained by leveraging a single platform for government-owned loans supporting millions more borrowers will give Great Lakes and Nelnet opportunities to invest in strategies to further enhance borrower experiences.

“Moving forward with the development of our state-of-the-art loan servicing platform will enable us to provide the best possible experience for borrowers as our organizations come closer together,” said Joe Popevis, president of Nelnet Diversified Solutions (NDS). NDS owns Nelnet Servicing, Nelnet’s servicing business, and will also own Great Lakes’ servicing business. “This transaction accelerates our technology integration and collaboration, leaving us in the strongest position possible to enhance the development of the new platform.”

Under the terms of the agreement, Nelnet will pay $150.0 million in cash for all of the outstanding stock of Great Lakes. The transaction will settle on January 1, 2018, subject to customary closing conditions, primarily the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Great Lakes will also continue to provide technology and certain administrative support services to Great Lakes Higher Education Corporation pursuant to a guarantor services agreement.

Forward-Looking and Cautionary Statements

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. The words “expect,” “intend,” and “will,” and similar expressions are intended to identify forward-looking statements. Should one or more of the risks or uncertainties to which such forward-looking statements are subject materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are risks that the announced acquisition agreement may not be completed within the currently scheduled timeframe or at all, the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate loan servicing operations and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department, risks to Nelnet and Great Lakes related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company's joint venture with Great Lakes, or the company on a post-acquisition basis, may not be awarded a contract, risks related to the development by Nelnet and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized, and other risks, including the risk of increased regulatory costs. All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

About Nelnet

Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, school administration software, and college planning resources. Through its recently acquired subsidiary, ALLO Communications, Nelnet offers fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate developments and new ventures. For more information, visit Nelnet.com.